Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS OCTOBER SALES

-- Comparable Store Sales Increase 14.9% --

-- Expects To Meet Or Exceed Upper End Of Third Quarter EPS Guidance Range --

HOUSTON, TX, November 3, 2005 - Stage Stores, Inc. (Nasdaq: STGS) today reported that total sales for the four-week period ended October 29, 2005 increased 17.9% to $96.3 million from $81.7 million in the prior year four-week period ended October 30, 2004. Comparable store sales increased 14.9% versus an increase of 1.8% last year.

For the third quarter ended October 29, 2005, the Company reported that total sales increased 7.3% to $306.0 million from $285.3 million last year. Comparable store sales for the quarter increased 3.9% versus an increase of 4.3% last year. The Company noted that its last year third quarter comparable store sales results benefited from a calendar shift in the Texas sales tax holiday weekend from July in 2003, to August in 2004.

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2005	2004	2005	2004
1st Quarter	4.9%	4.5%	$310.1	$289.6
2nd Quarter	7.0	(3.2)	309.4	279.9
August	1.5	8.1	111.2	105.7
September	(2.6)	2.5	98.5	97.9
October	14.9	1.8	96.3	81.7
3rd Quarter	3.9	4.3	306.0	285.3
Year-To-Date (9 mos)	5.3	1.8	925.5	854.8

--more--

Stage Stores Reports October Sales
Page - 2

Jim Scarborough, Chairman, President and Chief Executive Officer, commented, “We are very pleased with our strong 14.9% comparable store sales increase for October, which represents our largest monthly comp store sales gain so far this year. It is gratifying to note that our sales performance was broad based in nature, with most of our major merchandise categories achieving comparable store sales increases during the month. In fact, five of our merchandise divisions achieved comparable store sales growth in excess of 20%, namely young men’s (+23.9%), children’s (+23.6%), special sizes (+22.4%), junior sportswear (+21.5%) and cosmetics (+21.1%).”

Mr. Scarborough continued, “Our October sales performance benefited from generally cooler and more seasonable weather, combined with strong customer response to our fall merchandise assortments, and a significant sales rebound in the market areas that were most impacted by hurricanes Katrina and Rita in September.”

Mr. Scarborough concluded, “Based on our preliminary operating results for the third quarter, we expect to meet or exceed the upper end of our previously provided earnings guidance range for the period of $0.28 per diluted share. Looking forward, we believe that we are well positioned for the fourth quarter, with great looking merchandise selections for the upcoming holiday shopping season.”

The Company plans to report its actual third quarter and nine-months results before the market opens on Thursday, November 17, 2005, and will hold a conference call and webcast the same day beginning at 8:30 a.m. Eastern Time.

Store Activity

During October, the Company opened new Peebles stores in Clarksdale, MS, Monticello, KY, Jacksboro, TN, Springfield, VT, Waynesboro, PA, Seaville, NJ and Winder, GA, which was the Company’s first store in that state. In addition, a Stage store was opened in Emporia, KS. These eight October openings brought the number of stores opened during the third quarter to eleven, and increased the number of stores opened year-to-date to twenty eight. The Company will complete its fiscal 2005 store-opening program in November with the opening of an additional eight new stores.

The Company stated that its four stores that were damaged in hurricanes Katrina and Rita remain closed and, therefore, have been removed from its comparable store sales base, until they reopen. The Company anticipates that three of these closed stores (Orange, TX, Port Arthur, TX and Moss Bluff, LA) will reopen in the spring of 2006, while the fourth closed store (Chalmette, LA) is projected to reopen in the fall of 2006.

--more--

Stage Stores Reports October Sales
Page - 3

About Stage Stores

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 548 stores located in 31 states. The Company operates under the Bealls, Palais Royal and Stage names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern and Midwestern states. For more information about Stage Stores, visit the Company’s web site at www.stagestores.com.

“Safe Harbor” Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's outlook for the third quarter of the 2005 fiscal year, as well as comments regarding the number of stores to be opened in November and the timing of reopening of its closed stores. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 28, 2005, in the Company's Quarterly Reports on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

####